EXHIBIT 99.1
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              IVOICE AND IDEAL IDEAS, INC. DISCONTINUE DISCUSSIONS


Matawan, NJ -- (BUSINESS WIRE) - May 5, 2004 - iVoice, Inc. (OTC Bulletin Board:
IVOC), a leader in speech recognition technology, announced today that it has terminated the Letter of Intent and discussions with Ideal Ideas, Inc. Jerry Mahoney, Chief Executive Officer of iVoice and Ken Glynn, Chief Executive Officer of Ideal Ideas, Inc., stated: "After conducting due diligence for the past several weeks, we have decided that it would be best for each company to pursue its own separate strategy."


ABOUT IVOICE, INC.

iVoice, Inc. designs, manufactures and markets innovative voice and computer telephony communications systems for businesses and corporate departments. The Interactive Voice Response (IVR) products developed by iVoice allow information in PC databases to be accessed via voice or from a standard touch-tone telephone. iVoice products are designed to be simple for the end user and provide a cohesive system to access messaging systems.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions AND THOSE SET FORTH IN REPORTS OR DOCUMENTS THAT WE FILE FROM TIME to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to iVoice, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

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CONTACT:

Dolores Serafin
iVoice, Inc.
Investor Relations
1-732-441-7700 and say "Investor Relations" investors@ivoice.com
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www.ivoice.com
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